UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
Spacehab, Incorporated.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
846243103
(CUSIP Number)
August 22, 2007
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☑ Rule 13d-1(c)
☐ Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).
(Continued on Following Pages)

CUSIP No.	846243103

1	NAMES OF REPORTING PERSONS: Curtiswood Capital, LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Tax Identification No.: 74-3039558

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Tennessee

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		335,243

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		335,243

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	335,243

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	less than 2.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	BD

CUSIP No.	846243103

1	NAMES OF REPORTING PERSONS: Trace Management, LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Tax Identification No.: 74-3039558

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Nevada

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,361,726

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,361,726

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,361,726

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	HC

CUSIP No.	846243103

1	NAMES OF REPORTING PERSONS: Trace Partners, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Tax Identification No.: 74-3039531

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Nevada

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,026,482

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,026,482

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,026,482

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	846243103

1	NAMES OF REPORTING PERSONS: Robert Scott Nieboer

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,361,726

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,361,726

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,361,726

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	HC

CUSIP No.	846243103

1	NAMES OF REPORTING PERSONS: Mark Forward Eberle

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,361,726

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,361,726

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,361,726

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	HC

ITEM 1(a). NAME OF ISSUER:
Spacehab, Incorporated
ITEM 1(b). ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:
12130 Highway 3, Building 1
Webster, Texas 77598-1504
ITEM 2(a). NAME OF PERSON FILING:
The names of the persons filing this statement on Schedule 13G are:
Curtiswood Capital, LLC
Trace Partners, LP
Trace Management, LLC
Robert Scott Nieboer
Mark Forward Eberle
ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:
104 Woodmont Blvd., Ste. 200
Nashville, TN 37205
ITEM 2(c). CITIZENSHIP:
Curtiswood Capital, LLC is a Tennessee limited liability company.
Trace Partners, LP is a Nevada limited partnership.
Trace Management, LLC is a Nevada limited liability company.
Robert Scott Nieboer is a US citizen residing in Tennessee.
Mark Forward Eberle is a US citizen residing in Tennessee.
ITEM 2(d). TITLE OF CLASS OF SECURITIES:
Common Stock
ITEM 2(e). CUSIP NUMBER:
846243101

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO A RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
(a) [  ] Broker or dealer under Section 15 of the Act.
(b) [  ] Bank as defined in Section 3(a)(6) of the Act.
(c) [  ] Insurance Company as defined in Section 3(a)(6) of the Act.
(d) [  ] Investment Company registered under Section 8 of the Investment Company Act.
(e) [  ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
(f) [  ] Employee Benefit Plan, Pension Fund which is subject to ERISA of 1974 of Endowment Funds; see 240.13d-1(b)(ii)(F).
(g) [  ] Parent holding company, in accordance with 240.13d-1(b)(ii)(G).
(h) [  ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i) [  ] A church plan that is excluded from the definition of an investment company under

Section 3(c)(14) of the Investment Company Act;
(j) [  ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).
ITEM 4. OWNERSHIP:
(a) Amount beneficially owned: 1,361,726 shares obtainable upon conversion of 8% Convertible Notes due 2007 and 5.5% Senior Convertible Notes due 2010
(b) Percent of Class: 9.5%
(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 1,361,726
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 1,361,726
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [  ].
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
Not applicable.
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
Curtiswood Capital, LLC: BD
Trace Partners, LP: PN
Trace Management, LLC: HC
Robert Scott Nieboer: HC
Mark Forward Eberle: HC
ITEM 9. NOTICE OF DISSOLUTION OF GROUP:
Not applicable.
ITEM 10. CERTIFICATION:
By signing below the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
     After reasonable inquiry and to the best of its or his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 15, 2007

TRACE PARTNERS, LP

/s/ Scott Nieboer
By	Scott Nieboer for Trace Management, LLC, GP

TRACE MANAGEMENT, LLC

By	/s/ Scott Nieboer

Scott Nieboer, Chief Manager

CURTISWOOD CAPITAL, LLC

By	/s/ Scott Nieboer

Scott Nieboer, Chief Manager

ROBERT SCOTT NIEBOER

By	/s/ Scott Nieboer

Scott Nieboer

MARK FORWARD EBERLE

By	/s/ Mark Eberle

Mark Eberle

EXHIBIT A
JOINT FILING AGREEMENT
     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Spacehab, Incorporated dated as of August 15, 2007 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Date: August 15, 2007

TRACE PARTNERS, LP

By	Scott Nieboer for Trace Management, LLC, GP

TRACE MANAGEMENT, LLC

By

Scott Nieboer, Chief Manager

CURTISWOOD CAPITAL, LLC

By

Scott Nieboer, Chief Manager

ROBERT SCOTT NIEBOER

By

Scott Nieboer

MARK FORWARD EBERLE

By

Mark Eberle